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                                                                    EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement on Form S-11 of our report dated January 28, 1997, on our audits of the consolidated balance sheets of Beacon Properties Corporation (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995 and for the period May 26, 1994 to December 31, 1994, the combined statements of operations, owners' equity and cash flows of The Beacon Group, predecessor to the Company, for the period January 1, 1994 to May 25, 1994, and the related financial statement schedules of the Company as of December 31, 1996.


                                                /s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
April 29, 1998